Exhibit 10.2

October 10, 2007

John F. Hamilton

540 Liberty Street

San Francisco, CA  94114

Dear John:

This letter will confirm that you have resigned your employment with Depomed, Inc. (“Depomed”) effective at 5:00 p.m., local time, on October 12, 2007 (the “Termination Date”).  Please find enclosed your final paycheck, including all accrued wages (including accrued, unused vacation) through that date.

Separate from the above-referenced payment, if you choose to sign this letter agreement and release by October 31, 2007 (at least 21 days from date of letter), Depomed will provide you with the following:

(a).                               A payment of $190,000, less applicable withholdings.  This payment will be made to you within 10 business days of Depomed’s receipt of a fully-executed original of this letter, provided that you have not revoked your agreement.  Other than the payments described in this letter, you agree that Depomed has already provided you with all other wages, payments and benefits, of any kind, owed to you.

(b).                              Through October 10, 2008, provided that you are eligible thereunder, Depomed shall reimburse you for 125% of Depomed’s portion of the health insurance benefits provided to you immediately prior to the Termination Date pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c).                               In addition, as consideration for your agreement to irrevocably cancel and not exercise all options to purchase shares of Depomed common stock held by you, including without limitation those set forth on Exhibit A hereto, Depomed will issue to you, pursuant to its 2004 Equity Incentive Plan (the “Plan”), 100,000 fully-vested shares of Depomed common stock (the “Shares”).  The Shares will be delivered to you within 10 business days of Depomed’s receipt of a fully-executed original of this letter, provided that you have not revoked your agreement, and subject to your execution and delivery of a Stock Purchase Agreement in substantially the form of Exhibit B hereto.

In consideration for Depomed’s above commitments set forth in subparagraphs (a), (b) and (c) above, you agree, by signing below, to release and extinguish all claims or rights you may have against Depomed and its past, present and future officers, directors, shareholders, agents, insurers, employees, successors and assigns (collectively “Releasees”), for any claim, charge, loss or injury of any kind based on any act or omission occurring prior to the date you sign below, including but not limited to those which in any way relate to or arise out of your employment, termination of employment or lack of employment with Depomed, or which arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act or any applicable local, state or federal law.  You acknowledge that you have been paid all wages, salary and vacation pay that you may be owed, and this release is not provided as consideration for any such payments.  This agreement and release extinguishes not only all claims and charges which you may have made, but also all those you could raise or could have raised against Depomed anywhere whether known to you or not, under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory of the United States.

Depomed hereby releases you from any claim, charge, loss or injury of any kind that Depomed ever had, now has or may claim to have had against you including, but not limited to, claims relating to any oral or written employment agreement between Depomed and you, to any services performed by you for Depomed, or to your employment with Depomed.

Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

This agreement and release does not extinguish those rights which cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights).

You agree that you have not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Releasees with any court with respect to any matter covered by this agreement and release and that, to the extent permitted by law, you will not do so in the future.  You further agree that, with respect to any charge, complaint or claim you may have filed or will file in the future with any state or federal agency against the Releasees, you will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which you may otherwise be entitled in connection with said charge, complaint or claim.  Nothing in this agreement and release shall limit your right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

You agree that you will not disclose to anyone the terms of this agreement and release without Depomed’s prior written consent (except to the extent that the terms of this agreement are publicly disclosed by Depomed), unless required to do so by law.  Notwithstanding the preceding sentence, it is understood that you may disclose this agreement and its terms to your spouse, attorneys and tax advisors.  If any lawsuit is brought relating to this agreement and release or any breach of it, the prevailing party will be entitled to reasonable attorneys’ fees and its other legal remedies.  You further agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  Neither Depomed nor any of its directors or executive officers will disparage you with any written or oral statement except as may be required by law or by any court or governmental entity.

You understand that you have been given a period of at least 21 days within which to consider this agreement and release and are advised, if you wish, to consult with an attorney prior to signing it.  This agreement and release does not become effective until 7 days after you sign it, and you understand that you may revoke it at any time within 7 days after you sign it by delivering a written revocation to Depomed, addressed to Kera Alexander, Vice President, Administration and Human Resources, within that 7-day period.

Both Depomed and you are voluntarily agreeing to this agreement.  It is agreed that Depomed’s payment is not an admission of any liability or obligation.  This letter agreement and release is a complete and integrated agreement, may only be amended in writing, and supersedes any prior express or implied agreements between you and Depomed, except for any confidentiality and proprietary rights agreements, which remain in full force and effect to the extent not inconsistent with this letter release.

Please express your agreement to the terms of this letter agreement and release by signing and dating this letter below and returning the original to me.  John, we wish you all the best in your future endeavors.

Sincerely,

/s/ Carl Pelzel

Carl Pelzel
President and Chief Executive Officer

I agree to the above.

/s/ John F. Hamilton	October 10, 2007
John F. Hamilton	Date